Attorney Et Al

Attorney Et Al, Inc. plans to use both its technology and expertise in legal education to create a social media site for attorneys that offers free continuing legal education to attorneys, free websites and email, and discussion boards where attorneys can post articles.


Supreme Court
ATTORNEY ET AL
FREE
LEGAL SOCIAL MEDIA

Invest

$100.00 minimum investment

Deadline May 29, 2020
in a month

Share Price
$2.00

Total Raised
$10,750

Valuation
$9,989,350

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

Attorney Et Al plans to take professional social media to the next multi-billion dollar market: a dedicated legal social media platform for both attorneys and the public. Once we succeed in the legal profession, we plan to replicate the model with other professions.

PROBLEM

There are over 1 million attorneys in the United States, and there is no dedicated social media site for them to provide legal services or pro-bono services. While there are social media sites for families, social circles, and job interests such as Facebook, Twitter and Linkedin respectively, there are no social media platforms solely dedicated to helping legal professionals and the public communicate for legal purposes.

Legal-centric social media would be a new and untapped multi-billion dollar advertising market not yet reached by current social media services.

SOLUTION

Attorney Et Al, Inc. plans to use both its technology and expertise in legal education to convert its business and web site from a continuing legal company to a social media site for attorneys and offers free continuing legal education to attorneys, free websites and email, and discussion boards where attorneys can post articles.

Platforms such as Facebook, Twitter, and LinkedIn have mainly carved their own special niches in the social media sector. Facebook's is essentially social media for friends and family, Twitter is social media for news and social circles, and Linkedin is mostly for jobs. Linkedin was sold in 2017 to Microsoft for $26.2 billion. This shows that social media generates billions of dollars of revenue. Our desire is to share in that revenue, and to do so by offering our services for free, relying solely on future ad revenue.

We believe in what we are doing; something no one has done before in the area of professional social media. We are building on the past and extending knowledge freely to the future. We have updated, developed, innovated and created an area of social media not yet served by the major players in the space and are offering many free services in order to gain market share.

Our site is completed, functional, and live. Both attorneys and the public can go to our site www.attorneyetal.com and use its services for free. You will never be asked to pay for anything.

Through this offering, we are raising funds for a national advertising campaign to inform the public and the 1 million attorneys in the United States of who we are and what we are doing for free.

We believe in building a dedicated social media site for just one profession and to freely offer all of the services that users would want for that profession. Today there are a few small single service social media sites for some professions which consist of bulletin boards or message sites and some even have classified ads. However, we don't believe our competition covers all the needs of a specific profession, so that the users will maximize their income and the public can find them, ask questions, and select competent legal help.

It took three years to build our dedicated legal social media site for both the public and attorneys to use and now we want to tell the world!

MARKET

With companies such as Linkedin, a social media site dealing only with jobs, selling for $26 billion dollars, we believe in the viability and profitability of social media when directed towards a finite goal and market segment.

There are over 1 million attorneys in the United States. If only 50,000 join Attorney Et Al and view our site twice a day, that alone generates 100,000 hits per day. If five ads are viewed on the site, there would be half a million hits per day on those ads.

When Microsoft bought LinkedIn, it had at the time over 800 million hits per day. Being a dedicated legal social media site, Attorney Et Al doesn't plan to reach LinkedIn's numbers, but with the public coming to the site to ask questions and also find attorneys for their needs, we believe we can drive significant traffic.

To maximize traffic to the site, Attorney Et Al has designed the site to be most attractive to attorneys and the public and will continue to improve the site by every means possible. Our goal is to attract virtually every attorney wishing to make his practice more profitable and every person who has a legal question to use our free services for their own enlightened self interest.

COMPETITIVE LANDSCAPE

At this moment, we believe our closest competitors are Facebook and Twitter.

For the last two years, Facebook has been trying to attract professionals to its site but has failed to develop a cohesive strategy. Attorney Et Al has done so for the legal profession. Instead of offering just one service on its social media site, Attorney Et Al offers many free services, some of which an attorney would otherwise have to pay for, and several not offered anywhere as shown in the table below.

Success in this venture is premised on Attorney Et Al having turned its CLE site into a free legal social media site having combined its continuing legal education site with the social media functions similar to those of Facebook as well with the discussion group and article posts functions of JDSupra.com. In short, we plan to offer services free to attorneys and public that are not being offered by anyone else on site all as set forth in out Table of Comparable Services

Comparison Of Offered Services Offered To Those Of Facebook, Twitter And LinkedIn:

	Attorney Et Al	Facebook	LinkedIn	Twitter
Free Blogs	✓	✓	✓	✓
Free Expert Article Posts	✓	✗	✗	✗
Free Legal Ads	✓	✗	✗	✗
Free Legal Job Postings	✓	✗	✓	✗
Free Legal Research Aids	✓	✗	✗	✗
Free CLE Courses	✓	✗	✗	✗
Free Dicussion Forums Between Attorneys	✓	✗	✗	✗
Free Discussion Forums for the Public to Post Legal Questions and Find an Attorney	✓	✗	✗	✗

As stated above, in addition to providing continuing legal education courses to attorneys for free, Attorney Et Al gives free web sites and email to attorneys so they can post their thoughts ideas etc just as on **Facebook** and **Twitter**. Such a service is currently being done at the paid site **JDSupra.com** but it does not offer the free CLE or free web sites. The significance of the free social media attribute is that it allows attorneys to showcase their professional skills. By posting their articles or participating in discussion boards, they can advertise their professionalism and legal expertise so as to generate more business. Other attorneys and potential clients can see their articles, use them for research, ask questions and make referrals.

BUSINESS MODEL

How Ad Revenue Is Generated On Social Media Sites

Ad revenue is just as the name implies: revenue which comes from running an ad on the site. Ad revenue generally breaks down into two main forms with many sub versions thereunder. The two main forms are payment per-ad impression, a display ad and a payment per ad click which opens an informational web page for the ad.

Attorney Et Al plans to offer both types of ad plans, plus a third which is referred to as sponsored ads. A sponsored ad is very similar to an infomercial on television, and often interspersed among traditional news links. For each click, Attorney Et Al is paid between $.50 and $3 depending on the ad. This is the most labor intensive feature on the site as upwards of 200 new news links need to be identified and added each day so as to attract viewers to this feature so that advertisers wishing to place their sponsored ads have a desirable and viable location.

The other form of ad revenue is the basic price per impression. This essentially is a fixed payment for each 100,000 views of a display ad. It is the most traditional and common form of advertisement as it is a display ad seen every time a page is opened.

The basic rule of thumb is that 100,000 views of a page with up to three ads on the page per day will generate $100,000 from that ad at the end of the year.

Google Adsense, the premier advertiser of the Internet, pre-purchases ad space on social media sites with large amounts of traffic and then resells that space to its customers. Google Adsense generally does not offer a commercial contract to an ad publisher such as Attorney Et Al until it has a minimum traffic to the site of 1 million hits per month, or 30,000 per day. Attorney Et Al's goal is to reach the million attorneys in the United States who are not served by any dedicated social media site.

PROGRESS

We plan to use a portion of the proceeds from this offering for advertising purposes. We believe that a dedicated advertising campaign can increase traffic to the site. The public needs to know that the site exists for them to ask questions freely of attorneys, look up legal information, or to hire an attorney.

SUCCESS

Attorney Et Al pioneered distance learning when it virtually created computerized education as we know it way back in 1996. It developed a computer program to verify completion of an online or cd-rom CLE program which was approved for the first time by an accreditation educational organization i.e. the State Bar of California and the approval has been renewed every three years since, as required.

Now Attorney Et Al, Inc., relying on its educational expertise, has created a dedicated legal social media site for both the public and attorneys. Our site is free in all aspects. We plan to derive revenue solely from ad revenue based on traffic to the site.

OPERATING TEAM



Michael Lynn Gabriel
President

Michael Lynn Gabriel authored the first books of the company in 1996. In order to have confidence in the quality of the business, it is necessary to have confidence in the business and legal education of its President.

Since 1979, Mr. Gabriel has been a practicing attorney with practical experience in every field in which he has written a book as shown below. Mr. Gabriel passed the California, Colorado, and Nevada bar exams on his first attempts. In fact, in Colorado, the rule was that if an attorney gets 98% or higher, meaning missing no more than two questions out of the 200 on the multi state, the state bar does not read the written questions. Mr. Gabriel was congratulated by the Colorado bar, as one of those persons. As a corporate, tax and transactional attorney, Mr. Gabriel oversees and manages the litigation, contract negotiations, tax planning, commercial transactions, SEC matters, and other such related affairs of his clients. In addition, he renders legal opinions, performs legal research and drafts whatever legal documents that are needed. Working closely with all levels of his clients' management, he renders legal advice and guidance on their labor, management, and legal affairs.

In addition to his legal practice, Mr. Gabriel has taught business, management, and employment law at the Western Nevada Community College. Mr. Gabriel's graduate education is extensive. He possesses both a Master of Laws (LLM.) degree in Taxation along with Diploma in Taxation from the University of San Diego-School of Law. Mr. Gabriel's Master's thesis was titled, "The Tax Consequences and Recommendations For A Subsidiary Dealing in Its Parent's Stock."

Mr. Gabriel also possesses a Master of Science in Management (MSM) from Pacific Christian College. In his Master's program, Mr. Gabriel specialized in the business and communication skills needed in both the business and legal environment.

Mr. Gabriel's experience in both regulatory and administrative law is both varied and comprehensive. Mr. Gabriel has represented clients before a variety of administrative agencies. Some such agencies have been the IRS, the Franchise Tax Board, OSHA, the Labor Board, and the Division of Oil and Gas. Mr. Gabriel also possesses significant litigation, trial and appellate experience. One of his reported cases was an important securities case, MORELAND vs. THE DEPARTMENT OF CORPORATION (1987) 194 Cal.App.3d 506. This case served as a basis for a CBS 60 MINUTES segment and articles were written on it in the LOS ANGELES TIMES and THE CHRISTIAN SCIENCE MONITOR. The case is important because it served to settle the security law in a commodity trading situation.

Mr. Gabriel was the attorney who had approved in California the scientific test of thermography. Mr. Gabriel's firm had a product liability case in which our client was injured in falling off a forklift, which did not have safety features. His client's soft tissue injuries did not show up in any admissible test. Only thermographs showed the injuries exactly where the client claimed pain, but the test was not accepted in California. The Superior Court refused to allow the use of the test as evidence and even the Appellate Court denied a writ to allow it. Mr. Gabriel, however, went on and filed a writ with the California Supreme Court. The day before the trial was to start the Supreme Court granted the writ and vacated the trial date and from that day thermographs have been accepted scientific tests in California Courts for both civil and criminal cases.

Mr. Gabriel also wrote a book entitled; the Complete Guide to the Law published by Citadel Press which was accepted a reference book for the Nevada Supreme Court's library.

Mr. Gabriel is admitted in many federal courts including the US Supreme Court, Court of Claims, Tax Court, Ninth Circuit Court of Appeal, Federal Circuit Court of Appeal, all four District Courts of California and the District Court of Nevada.

Mr. Gabriel also possesses a great deal of judicial experience having served as a Judge Pro Tem hearing both civil and criminal matters in Los Angeles and Kern Counties of California. In addition, he has served as a Mental Health Hearing Officer in Mendocino County, California. In this position, he conducted the commitment hearings to determine if a person posed a risk to himself or others.

For a time, Mr. Gabriel served as Assistant Secretary and in-house corporate counsel for American Magnetics, Inc., a public corporation. While with American Magnetics, Mr. Gabriel was responsible for overseeing its tax preparation, corporate litigation, preparing the annual report, the 10-K, the proxy statement, and other such related matters.

Throughout his entire legal career, Mr. Gabriel has been very active in both professional and community activities. Mr. Gabriel served as a SPECIAL MASTER of the State Bar of California. Mr. Gabriel served on the California State Bar's COMMITTEE ON CORPORATE TAXATION and was a founding member of the TAX PLANNING SECTION of the Kern County Bar Association. Mr. Gabriel served on the Mental Health Advisory Board of Lake County California. In addition, Mr. Gabriel was also an Independent candidate for the California State Senate in 1994.

USE OF PROCEEDS

If the offering's maximum amount of $1,060,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$80,000	7.5%
Advertising	$700,000	66.0%
Legal Fees	$30,000	2.8%
Leases	$20,000	1.9%
Web Site	$24,000	2.3%
Accounting	$10,000	0.9%
Additional fund raising costs; i.e.Reg A, Reg D or reverse merger	$144,060	13.6%
Intermediary fees	$51,940	4.9%

TERMS

This is an offering of Class A Common Shares, under registration exemption 4(a)(6), in Attorney Et Al. Inc.. This offering must raise at least $10,000 by May 29, 2020 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Attorney Et Al may issue additional securities to raise up to $1,060,000, the offering's *maximum*.

$10,750 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

5,524,675 shares
× $2.00 per share

$11,049,350 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on November 15, 2019
- Form C/A on January 28, 2020

UPDATES

- Jan 28, 2020 — Filed Form C/A
- Nov 15, 2019 — Primary offering of 530,000 shares at $2.00
- Nov 15, 2019 — Filed Form C

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UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.